EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

November 1, 2007	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Holdings Corporation Announces Third Quarter 2007 Results and Narrows 2007 Earnings Guidance Range

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $20.9 million, or $0.84 per share, for the third quarter of 2007, compared to net income of $11.8 million, or $0.48 per share, for the same period in 2006.  Net income for the third quarter of 2007 and 2006 includes the impact of discontinued entities.  The results for the third quarter of 2006 also included non-recurring earnings of $6.5 million from a Department of Public Utility Control (DPUC) final decision on a Private Letter Ruling (PLR) issued by the Internal Revenue Service (IRS) that is discussed below.  Excluding the impact of the discontinued entities and the non-recurring PLR in 2006, net income for the three months ended September 30, 2007 was $22.9 million, or $0.92 per share, compared to $23.1 million, or $0.94 per share, for the three months ended September 30, 2006.

For the first nine months of 2007, UIL reported consolidated net income of $36.1 million, or $1.45 per share, compared to a net loss of $23.0 million, or $0.94 per share, for the same period in 2006.   The results for the first nine months of 2006 included the gains on the divestitures of Bridgeport Energy (BE) and Cross-Sound Cable (CSC), the non-recurring earnings relating to the PLR and losses associated with Xcelecom.  Excluding the impact of divested and discontinued entities and the non-recurring PLR, consolidated net income for the nine months ended September 30, 2007, was $37.8 million, or $1.52 per share, compared to $39.6 million, or $1.63 per share, for the nine months ended September 30, 2006.

“This is a very exciting and challenging time for UIL.  We are now a ‘pure-play’ utility with an extensive ten-year capital expenditure plan that will drive future earnings growth,” commented James P. Torgerson, UIL’s chief executive officer.  “We are executing our plans to invest capital to serve our customers and to address the energy needs of Connecticut.”

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Earnings per share for the third quarter and the first nine months of 2007, versus the same periods in 2006, for continuing operations and discontinued operations are as follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Continuing Operations
United Illuminating	$0.95	$0.96	$1.58	$1.73
Non-Recurring Items	-	0.27	-	0.27

Subtotal United Illuminating	$0.95	$1.23	$1.58	$2.00

Corporate	(0.03)	(0.02)	(0.06)	(0.10)
Divested Businesses - CSC & UBE	-	-	-	0.43

Total Continuing Operations	$0.92	$1.21	$1.52	$2.33

Discontinued Operations - Xcelecom	(0.08)	(0.73)	(0.07)	(3.27)

Total UIL Holdings	$0.84	$0.48	$1.45	$(0.94)

For Year Over Year Comparative Purposes
Total UIL Holdings Continuing Operations
excl. non-recurring item and divested businesses	$0.92	$0.94	$1.52	$1.63

The United Illuminating Company (UI)

Net income for UI, UIL’s regulated electric utility totaled $23.7 million, or $0.95 per share, in the third quarter of 2007, compared to net income of $30.1 million, or $1.23 per share, in the third quarter of 2006.  The decrease in earnings was primarily due to the recognition in 2006 of non-recurring earnings of $6.5 million from a DPUC final decision on a PLR issued by the IRS concerning accumulated deferred investment tax credits and excess deferred federal income taxes on generation assets formerly owned by UI.  As is detailed in the above table, excluding the non-recurring earnings in 2006, earnings were essentially flat for the quarter compared to the prior year, although kWh consumption was 4%, or $0.09 per share, lower during the third quarter of 2007 compared to the third quarter of 2006, of which 2%, or $0.04 per share, was due to the impact of a milder summer.  Using Bridgeport, Connecticut statistics, there were 51.5 fewer cooling degree days in the third quarter of 2007, compared to the third quarter of 2006.

For the first nine months of 2007, net income for UI totaled $39.3 million, or $1.58 per share, compared to net income of $48.6 million, or $2.00 per share, in the first nine months of 2006.  The decrease in earnings was primarily due to the absence of non-recurring earnings related to the PLR described above.  As is detailed in the above table, excluding this non-recurring income item from 2006, earnings per share for the first nine months of 2006 were $1.73 per share.  The decrease in earnings, excluding the above, was mainly due to increases in uncollectible accounts of $0.03 per share, an increase in depreciation expense primarily related to software costs and increased capital spending of $0.07 per share, and a decline in kWh sales. Actual kWh consumption was 1%, or $0.07 per share, lower in 2007 compared to the same period in 2006, in part, due to 40.5 fewer degree days in the Bridgeport, Connecticut area.  In addition, in 2006, UI received compensation for procuring transitional standard offer power of $1.3 million after-tax, which is no longer available in 2007.   These were partially offset by growth in the

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transmission business, resulting from the level of construction work in progress (CWIP) on the Middletown-Norwalk project.  Since the May 23, 2007 FERC decision, UI is allowed to include 100% of its CWIP on the Middletown-Norwalk project in rate base, compared to 50% before the decision.

“UIL remains committed to building shareholder value, while providing high quality service to our customers.  I believe that our transmission infrastructure investments and plans to develop new peaking generation will be major steps to achieving both goals,” commented Torgerson.  “Current high electricity rates in Connecticut are driving conservation among our customers and unfortunately also resulting in increases in uncollectible expenses.  So in addition to making infrastructure improvements, we are prudently managing our costs to help mitigate these factors.”

Growth Initiatives

On October 23, 2007, UI and NRG Energy, Inc. (NRG) announced their plans to develop a joint proposal to build new peaking generation in Connecticut.  This agreement was driven by Connecticut’s need for more “peaking” power generation, or power that is required during times of higher demand, such as periods of extreme weather conditions.  This will provide a long-term solution to meet these peaking needs and is being developed in accordance with the State’s 2007 Act Concerning Electricity and Energy Efficiency.

Currently, the Department of Public Utility Control (DPUC) is establishing guidelines for reviewing proposals for new peaking generation projects in Connecticut.  Hearings on these guidelines began on October 26.  All proposals are due to the DPUC by February 1, 2008, with a final decision anticipated by June 2008.

“We are very excited about our relationship with NRG.  Our joint efforts will provide innovative approaches to help meet the energy needs in the state of Connecticut,” added Torgerson.

UIL Corporate

UIL retains certain costs at the holding company, or “corporate,” level which are not allocated to the utility.  These costs generally include interest charges, and strategic and other administrative costs offset by interest income.  UIL Corporate incurred net after-tax costs of $0.8 million, in the third quarter of 2007, compared to $0.5 million, in 2006.  The increase in net after-tax costs was primarily due to lower interest income on short-term investments.

For the first nine months of 2007, UIL Corporate incurred net after-tax costs of $1.5 million, compared to $2.5 million, in the first nine months of 2006.  The improvement in 2007 earnings was primarily due to lower general and administrative expenses.

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Divested Minority Ownership Interests

Due to the completion of the divestitures of UIL’s interests in BE and CSC in the first quarter of 2006, no results were reported for divested businesses in continuing operations in the third quarter of 2007 or 2006, respectively or the first nine months of 2007.  For the first nine months of 2006, the divested businesses in continuing operations earned $10.6 million, or $0.43 per share, primarily due to a net gain of $10.6 million on the sale of UIL’s minority interest in CSC.

Discontinued Operations

Xcelecom, Inc.

Xcelecom, whose operating subsidiaries were substantially sold in 2006, reported a net loss of $2.0 million, or $0.08 per share, in the third quarter of 2007, compared to a net loss of $17.8 million, or $0.73 per share, in the third quarter of 2006.  The decrease in loss was largely due to the absence of an after-tax impairment charge incurred in 2006 to bring the carrying value of the remaining Xcelecom businesses in line with their estimated fair value.

The quarter and nine months ended September 30, 2007 results include an after-tax loss of $1.6 million due to a settlement agreement with a buyer of one of Xcelecom’s subsidiaries, as described below.

Xcelecom reported a net loss of $1.7 million, or $0.07 per share, in the first nine months of 2007, compared to a net loss of $79.7 million, or $3.27 per share, in the first nine months of 2006.  The 2006 results included a non-cash goodwill impairment charge of $50.5 million, after-tax, or $2.08 per share, which was recorded in the first quarter of 2006, as well as an after-tax impairment charge incurred in the third quarter of 2006 described above.

On September 28, 2007, UIL received $0.5 million from SAIDS LLC, a buyer of an Xcelecom subsidiary for a settlement of certain obligations of the parties to each other.  This settlement had no impact on earnings for the third quarter and nine months of 2007.  Additionally, on October 23, 2007, UIL received $7.3 million from Phalcon, Ltd., a buyer of other Xcelecom subsidiaries, for a settlement of outstanding notes receivable, interest receivable and certain obligations of the parties to each other.  This resulted in an after-tax loss of $1.6 million in the third quarter and the nine months of 2007.

The aforementioned settlements significantly reduce the risk faced by UIL Holdings and Xcelecom in the completion of certain outstanding projects, job cost degradation and collection of accounts receivable.  In addition, the settlement accelerated the payment of certain notes receivable which were scheduled to be collected through 2010.

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Looking Forward

Management is announcing 2007 earnings guidance for continuing operations of $1.78 - $1.88 per share, revised from previously announced earnings guidance for continuing operations of $1.75 - $1.95 per share.  Management has narrowed earnings guidance reflecting the reduction in kWh sales and the increase in uncollectible expense discussed earlier.

2007 Earnings Expectations

UI	$1.85 - $1.95
UIL Corporate	(0.10) - (0.05)
Total Continuing Operations (1)	$1.78 - $1.88

(1)  Expectations are not intended to be additive to derive consolidated expectations.
      Management will revise estimates for any significant changes.

     Based upon the actual 2006 results from continuing operations, excluding the divested businesses and the impact of the non-recurring tax benefit and earnings projections for 2007, management also reaffirms its expected compound annual growth rate of 5%-8% for the period from 2007 through 2009. This assumes UI earns the distribution allowed rate of return.  If management determines that the causes for the higher uncollectible expense and lower kWh sales are permanent changes, management will make the appropriate regulatory filings to seek regulatory orders that provide the opportunity to earn the appropriate allowed return.

Third Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a web cast conference call with financial analysts, Friday, November 2, 2007 beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.

Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

A replay of the call will be available for 60 days.  The dial-in information is 888-286-8010, passcode 13513905.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport.  For more information on UIL Holdings, visit us at http://www.uil.com.

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Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS between the current and prior periods.  The amounts presented show the EPS from continuing operations and discontinued operations.  Continuing Operations is further displayed for clarity by continuing operations and divested minority owned businesses on an EPS basis.  EPS is calculated by dividing the income from continuing operations, divested minority owned businesses and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis. The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP basis presentation.

UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations, divested minority owned businesses and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another.  UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the third quarter and year-to-date 2007:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME (LOSS)
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating Revenues
Utility	$267,870	$261,140	$759,165	$661,154
Non-utility businesses	5	4	13	13
Total Operating Revenues	267,875	261,144	759,178	661,167
Operating Expenses
Operation
Fuel and energy	125,933	124,699	413,623	324,416
Operation and maintenance	50,811	51,754	148,231	150,819
Transmission wholesale	11,296	11,317	23,907	23,308
Depreciation and amortization	25,466	21,065	66,000	54,562
Taxes - other than income taxes	12,617	12,616	34,196	33,602
Total Operating Expenses	226,123	221,451	685,957	586,707
Operating Income	41,752	39,693	73,221	74,460

Other Income and (Deductions), net	3,727	4,816	10,560	11,008

Interest Charges, net
Interest on long-term debt	5,767	5,332	16,346	16,075
Other interest, net	583	374	1,413	1,100
	6,350	5,706	17,759	17,175
Amortization of debt expense and redemption premiums	416	393	1,229	1,163
Total Interest Charges, net	6,766	6,099	18,988	18,338

Income Before Gain on Sale of Equity Investments, Income
Taxes, Equity Earnings and Discontinued Operations	38,713	38,410	64,793	67,130

Gain on Sale of Equity Investments	-	-	-	18,908

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	38,713	38,410	64,793	86,038

Income Taxes	15,742	9,199	26,961	29,414

Income Before Equity Earnings and Discontinued Operations	22,971	29,211	37,832	56,624
Income (Loss) from Equity Investments	7	446	55	104
Income from Continuing Operations	22,978	29,657	37,887	56,728
Discontinued Operations, Net of Tax	(1,985)	(17,858)	(1,745)	(79,717)

Net Income (Loss)	$20,993	$11,799	$36,142	$(22,989)

Average Number of Common Shares Outstanding - Basic	25,012	24,455	24,973	24,382
Average Number of Common Shares Outstanding - Diluted	25,288	24,852	25,272	24,760

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.92	$1.21	$1.52	$2.33
Discontinued Operations	(0.08)	(0.73)	(0.07)	(3.27)
Net Earnings (Loss)	$0.84	$0.48	$1.45	$(0.94)

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.91	$1.19	$1.50	$2.29
Discontinued Operations	(0.08)	(0.72)	(0.07)	(3.22)
Net Earnings (Loss)	$0.83	$0.47	$1.43	$(0.93)

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
(thousands of dollars)	2007	2006
ASSETS
Current assets	$292,999	$288,179
Current assets of discontinued operations held for sale	13,123	10,406
Property, plant and equipment, net	799,870	647,014
Regulatory assets	640,516	660,174
Other long-term assets	37,451	25,545
Long-term assets of discontinued operations held for sale	411	175
Total Assets	$1,784,370	$1,631,493

LIABILITIES AND CAPITALIZATION
Current liabilities	$248,307	$210,567
Current liabilities of discontinued operations held for sale	12,086	19,284
Noncurrent liabilities	167,021	151,980
Long-term liabilities of discontinued operations held for sale	62	106
Deferred income taxes	326,507	326,247
Regulatory liabilities	61,939	54,125
Total Liabilities	815,922	762,309

Net long-term debt	504,317	408,603
Net common stock equity	464,131	460,581
Total Capitalization	968,448	869,184

Total Liabilities and Capitalization	$1,784,370	$1,631,493

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In Millions - Unaudited)	2007	2006	2007	2006

Operating Revenue -UI	$267.9	$261.1	$759.2	$661.1

Fuel and energy expense - UI	$125.9	$124.7	$413.6	$324.4

Operation and maintenance expense
UI	$61.8	$62.0	$171.4	$169.5
Minority Interest Investment and Other (1)	0.4	1.1	0.8	4.6
Total	$62.2	$63.1	$172.2	$174.1

Depreciation and amortization
UI	$8.3	$7.9	$26.6	$23.4
Amortization of regulatory assets (UI)	17.2	13.2	39.4	31.2
Total depreciation and amortization	$25.5	$21.1	$66.0	$54.6

Taxes - other than income taxes
UI - State gross earnings tax	$8.9	$9.2	$22.2	$22.3
UI - other	3.7	3.4	12.0	11.3
Total	$12.6	$12.6	$34.2	$33.6

Other Income (Deductions)
UI - other	$3.2	$3.6	$8.5	$8.3
Minority Interest Investment and Other (1)	0.6	1.2	2.1	2.7
Total	$3.8	$4.8	$10.6	$11.0

Interest Charges
UI	$5.2	$4.7	$14.5	$13.4
UI - Amortization: debt expense, redemption premiums	0.4	0.4	1.2	1.1
Minority Interest Investment and Other (1)	1.2	1.0	3.4	3.8
Total	$6.8	$6.1	$19.1	$18.3

Gain on Sale of Equity Investments -Minority Interest Investment and Other (1) (2)	$0.0	$0.0	$0.0	$18.9

Income Taxes
UI	$16.0	$9.5	$27.6	$23.8
Minority Interest Investment and Other (1)	(0.2)	(0.4)	(0.6)	5.6
Total	$15.8	$9.1	$27.0	$29.4

Income (Losses) from Equity Investments
UI	$0.0	$0.4	$0.1	$(0.4)
Minority Interest Investment (2)	0.0	0.0	0.0	0.5
Total	$0.0	$0.4	$0.1	$0.1

Net Income
UI	$23.7	$30.1	$39.3	$48.6
Minority Interest Investment and Other (1) (2)	(0.8)	(0.5)	(1.5)	8.1
Subtotal Net Income from Continuing Operations	22.9	29.6	37.8	56.7
Discontinued Operations	(2.0)	(17.8)	(1.7)	(79.7)
Total Net Income	$20.9	$11.8	$36.1	$(23.0)

(1) The category "Minority Interest Investment and Other" includes amounts recognized at the non-utility businesses in relation to their minority interest investments, as well as unallocated holding company costs.
(2) Includes income (losses) recognized at the non-utility businesses in relation to their minority interest investments.